Exhibit 99.1

October 20, 2011

News Release

Source:  EnXnet, Inc.

EnXnet Moving Forward with Thermal Air Control System

Tulsa, OK, October 20, 2011 EnXnet, Inc. (OTC Symbol:  EXNT) (German WKN# A0HMDW) is pleased to announce major strides have been made to move into the final production proto-type of our Green Environmentally Safe Thermal Air Control System (Tac Unit) with major improvements.

Since September 6, 2011 available funds have provided for modifications to the patented system moving us forward very quickly and successfully.  The goal is to improve the efficiency and durability of the system, as the focused use is in the trucking industry.  Specialized integrated components internal in the system are interfaced with a highly conductive metallic material thus converting this energy to a usable thermal heat or cooling source.  This energy, heat or cooling, is then transported using a specially designed thermal conductive fluid base.  We have named this conversion process Thermalation™.  The conversion process of electrical power to thermal energy is a completely Environmentally Safe process requiring no CFC’s or Freon based refrigerants.

With the upgrades, Shore Power becomes an available option which will give the trucker the use of AC power where it’s available.  The regular power comes from a 12 Volt auxiliary system that is recharged by the trucks alternator with no concern for main batteries to be affected by our system.

The cost of idling adds not only to the cost of fuel but added repair costs in the operating expenses of a trucking company.  New and stronger laws require truckers to get at least 10 hours of down time a day.  With the Tac Unit, they won’t have to idle their truck during this time saving them money and protecting our Environment at the same time.

This release may include forward-looking statements from the company that may or may not materialize.  Additional information on factors that could potentially affect the company’s financial results may be found in the company’s filings with the Securities and Exchange Commission.

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EnXnet, Inc., Tulsa
918-592-0015
Fax:  918-592-0016
investor@enxnet.com